Exhibit 99.1

News Release

Southeastern Banking Corporation Reports Second Quarter 2009 Earnings

DARIEN, GA, July 17, 2009/ — Southeastern Banking Corporation (OTC Bulletin Board: SEBC) today announced its net income results for the quarter and six months ended June 30, 2009 compared to the corresponding periods last year.

•	Net income for the 2009 second quarter approximated $104,000, down $1,170,000 from June 30, 2008.

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Year-to-date, net income declined $1,741,000 to $742,000 at June 30, 2009 from $2,483,000 in 2008. On a per share basis, net income for the six-month period fell $0.55 to $0.23 at June 30, 2009 from $0.78 in 2008.

The decline in net income was primarily attributable to increases in the provision for loan losses and FDIC assessments and a reduction in net interest margin.

Southeastern Banking Corporation (the Company), with assets of $407 million, is a financial services company with operations in southeast Georgia and northeast Florida. Southeastern Bank (SEB), the Company’s principal subsidiary, offers a full line of commercial and retail services to meet the financial needs of its customer base through its seventeen branch locations and ATM network. Services offered include traditional deposit and credit services, long-term mortgage originations, and credit cards. SEB also offers 24-hour delivery channels, including internet and telephone banking, and provides insurance and investment brokerage services. The Company is headquartered in Darien, Georgia. More information on the Company and its subsidiaries can be obtained through SEB’s website at www.southeasternbank.com or through periodic filings with the Securities & Exchange Commission at www.sec.gov.

Media Contact: Alyson G. Beasley, Vice President & Treasurer, Southeastern Banking Corporation at 912.437.4141.